Exhibit 10.1

ALLONGE #2 TO CONVERTIBLE NOTE

Allonge #2 (this “Allonge”) to that certain Convertible Note, as amended by that Allonge dated as of August 8, 2020 (with such allonge, the “Convertible Note”) attached hereto as Exhibit 1 and made a part hereof in the original principal amount of $275,000 dated December 31, 2019, from Brain Scientific Inc., a Nevada corporation (the “Company”), in favor of Vista Capital Investments, LLC, as Holder (the “Holder”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Convertible Note.

The Company and the Holder agree that the Convertible Note shall be revised as follows:

1.       Section 1(a) of the Convertible Note shall be amended and replaced to read as follows:

“Payment of Principal. The "Maturity Date" shall be thirteen months from the date of payment of Consideration, as may be extended at the option of the Holder in the event that, and for so long as, an Event of Default (as defined below) shall not have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 1) or any event shall not have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 1) that with the passage of time and the failure to cure would result in an Event of Default.”

2.       As consideration for the amended terms as set forth in this Allonge, (a) the Original Principal Amount as of the date of this Allonge shall automatically and without any further action be increased by an amount equal to ten percent (10%) of such Original Principal Amount and (b) the Company shall, promptly after the execution and delivery of this Allonge, issue to the Holder fifty thousand (50,000) shares of restricted common stock of the Company.

This Allonge is intended to be attached to and made a permanent part of the Convertible Note.

Dated as of the 29th day of October, 2020.

Company:	BRAIN SCIENTIFIC INC.

	By:	/s/ Boris Goldstein
	Name: Title:	Boris Goldstein Chairman

Holder:	VISTA CAPITAL INVESTMENTS, LLC

	By:	/s/ David Clark
	Name: Title:	David Clark Manager